Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SUNCOKE ENERGY PARTNERS, L.P.

This Certificate of Limited Partnership of SunCoke Energy Partners, L.P. (the “Partnership”), dated July 30, 2012, has been duly executed and is filed by SunCoke Energy Partners GP LLC, as general partner of the Partnership, pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

1. Name. The name of the Partnership is SunCoke Energy Partners, L.P.

2. Registered Office; Registered Agent. The address of the registered office of the Partnership, and the name and address of the registered agent for service of process on the Partnership, required to be maintained by Section 17-104 of the Act in the State of Delaware are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

3. General Partner. The name and business address of the sole general partner of the Partnership are:

SunCoke Energy Partners GP LLC

1011Warrenville Road, Suite 600

Lisle, Illinois 60532

4. Effectiveness. This Certificate of Limited Partnership shall become effective upon filing with the Secretary of the State of Delaware.

[Signature page follows]

By:	/s/ Denise R. Cade
Name: Denise R. Cade Title: Authorized Person

Certificate of Limited Partnership of

SunCoke Energy Partners, L.P.